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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Miller, Scott D.
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        (Last)                      (First)                        (Middle)

    3000 Research Drive
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                                   (Street)

    Richardson, TX  75082
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               02/21/01
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Panja Inc. (PNJA)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer                 10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)

                        President and Chief Executive Officer
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----

         Form filed by More than One Reporting Person
    ----
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock            1,413,600                D
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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date         Expira-                        Amount or                      (Instr. 5)
                               Exer-        tion            Title          Number of
                               cisable      Date                           Shares
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Employee Stock Option          02/22/01 (1)  02/22/11    Common Stock      300,000       $4.25             D
(Right to Buy)
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Director Stock Option          09/03/99      09/03/09    Common Stock        2,500       $17.50            D
(Right to Buy)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1) One third (1/3) of the options are immediately exercisable with the remaining options becoming exercisable in annual increments of one third (1/3) of the shares each beginning on the first anniversary of the date of grant.

                              /s/ Scott D. Miller                   03/01/01
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                Scott D. Miller

     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.